EXHIBIT 99.1

KRISPY KREME REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS,
INCREASES REVENUE GUIDANCE AS SIGNIFICANT TURNAROUND PROGRESS CONTINUES

CHARLOTTE, NC (November 5, 2026) – Krispy Kreme, Inc. (NASDAQ: DNUT) (“Krispy Kreme”, “KKI”, or the “Company”) today reported financial results for the quarter ended September 27, 2026.

Third Quarter 2026 Highlights (vs Q3 2025)
•Net revenue of $328.8 million was 12.4% lower reflecting the Company’s previously announced refranchising deals
•Systemwide sales of $490.2 million increased 1.0% in constant currency
•GAAP net loss of $13.3 million improved $6.8 million
•Adjusted EBITDA was $35.3 million, an increase of 12.7% excluding the $9.3 million cybersecurity insurance recovery recognized in the prior year period; including the recovery, Adjusted EBITDA decreased 13.1%.
•Year-to-date cash provided by operating activities of $18.7 million increased $29.8 million, and free cash flow of ($10) million improved $82 million, when compared to the first three quarters of 2025

“We made significant progress on our turnaround in the third quarter, growing systemwide sales through international franchise expansion, reducing leverage, and improving free cash flow compared to last year,” said Krispy Kreme CEO Josh Charlesworth.

“Our results demonstrate the success of the actions we are taking to drive sustainable, profitable growth and improve profitability, including a significant expansion in Adjusted EBITDA margin of 240 basis points compared to last year when excluding the cyber insurance recovery. We remain focused on successfully executing our turnaround plan and as a result are confident in our decision to increase and narrow our 2026 revenue guidance range.”

Turnaround Plan
The Company’s comprehensive turnaround plan, announced in August 2025, is designed to deleverage the balance sheet and deliver sustainable, profitable growth. The four components of the plan, along with progress on each, are as follows:
1)Refranchising: Improve financial flexibility through refranchising international markets and the joint venture in the western U.S.
a.Completed refranchising of Japan and the joint venture in the western U.S. in March 2026.
b.Entered into a development agreement to open 33 doughnut shops across the New York City metropolitan area over the next five years.
2)Improving Return on Invested Capital: Reduce capital intensity by using existing assets and focusing on franchise development.
a.Capital expenditures decreased 64.6% in the first three quarters of 2026 compared to the year-ago period.
b.Opened 98 doughnut shops around the world in the first three quarters of 2026, nearly all of which are franchised.
c.Entered into agreements for three new international franchise markets in the first three quarters of 2026, in Estonia, Mauritius, and the Netherlands.
d.Subsequent to the third quarter end, the Company entered into a development agreement with a subsidiary of Gray Mackenzie Restaurants International to enter Pakistan and develop 120 Krispy Kreme doughnut shops over the next five years. This marks the fourth international franchise development agreement in 2026.
3)Expanding Margins: Expand margins through greater operational efficiency, including outsourcing U.S. logistics.
a.Third quarter consolidated Adjusted EBITDA margin of 10.7%, was 10 basis points lower than the third quarter of 2025. Excluding the $9.3 million cybersecurity insurance recovery in the third quarter of 2025, Adjusted EBITDA margin increased from 8.3% to 10.7%, driven by a 320 basis point increase in the U.S. segment.
b.Completed outsourcing of U.S. logistics in April 2026, which has increased cost predictability and reduced complexity in our U.S. fresh delivery channel.

4)Driving Sustainable, Profitable Growth: Pursue U.S. growth based upon sustainable and profitable revenue streams. Fresh delivery is inclusive of both Company- and franchise-operated doors in the U.S.
a.Fresh delivery sales in the U.S. returned to growth, driven by increased doors.
b.Increased fresh delivery doors by 526 in the U.S. in the first three quarters of 2026, and added 715 net new doors year over year.
c.Third quarter average revenue per door per week (“APD”) was $606, a 1.5% decrease year over year.

Financial Highlights	Quarter Ended
$ in millions, except per share data	September 27, 2026	September 28, 2025	Change
GAAP:
Net revenue	$328.8	$375.3	(12.4)%
Net loss	$(13.3)	$(20.1)	33.9%
Net loss attributable to KKI	$(13.4)	$(19.4)	31.3%
Diluted loss per share	$(0.08)	$(0.11)	$0.03

Non-GAAP (1):
Organic revenue growth	(0.1)%	0.6%	(70) bps
Adjusted net income, diluted	$9.9	$1.4	590.5%
Adjusted EBITDA	$35.3	$40.6	(13.1)%
Adjusted EBITDA margin	10.7%	10.8%	(10) bps
Adjusted EPS	$0.06	$0.01	$0.05

(1) Non-GAAP figures. See “Key Performance Indicators and Non-GAAP Measures” and “Reconciliation of Non-GAAP Financial Measures.”

Key Operating Metrics	Quarter Ended
$ in millions	September 27, 2026	September 28, 2025	Change
Global points of access	15,889	14,851	7.0%
Sales per hub (U.S.) trailing four quarters(1)	$5.3	$4.8	10.4%
Sales per hub (International) trailing four quarters(2)	$9.4	$9.8	(4.1)%
Digital sales as a percent of retail sales(3)	19.4%	17.4%	200 bps
(1) Includes operations of the joint venture in the western U.S. through the date of deconsolidation of March 23, 2026.
(2) Includes operations of Japan through the date of disposition of March 2, 2026.
(3) Includes digital sales for global Company-owned doughnut shops and doughnut shops owned by the WKS franchisee.

Third Quarter 2026 Consolidated Results (vs Q3 2025)
Krispy Kreme’s results reflect continued progress in improving U.S. profitability and wider adoption of the capital-light international franchise model.

Net revenue was $328.8 million, a decline of 12.4% or $46.5 million, due primarily to refranchising the western U.S. joint venture with WKS Restaurant Group (“WKS”) and the Japan refranchising. Organic revenue decreased by 0.1%, primarily driven by a decline in the International segment, mostly offset by growth in the Market Development and U.S. segments. Global points of access increased 1,038, or 7.0%, primarily driven by the addition of 715 net doors in our U.S. fresh delivery business. Systemwide sales increased 1.0% in constant currency to 490.2 million.

GAAP net loss improved to $13.3 million, compared to the prior year third quarter net loss of $20.1 million. Diluted loss per share improved to $0.08, compared to a diluted loss per share of $0.11. Adjusted net income was $9.9 million, an improvement from Adjusted net income of $1.4 million in the prior year third quarter, and Adjusted EPS was $0.06, compared with an Adjusted EPS of $0.01.

Adjusted EBITDA decreased 13.1% to $35.3 million compared to the prior year third quarter. Adjusted EBITDA margin decreased to 10.7% from 10.8%, due primarily to lapping the $9.3 million cybersecurity insurance recovery in the prior year third quarter, mostly offset by productivity initiatives and SG&A savings. Excluding the $9.3 million cybersecurity insurance recovery in the year ago period, Adjusted EBITDA increased $4.0 million, and Adjusted EBITDA margin improved 240 basis points, driven by a 320 basis point increase in the U.S. segment.

Diluted weighted average common shares outstanding were 176.2 million, compared to 172.6 million for the prior year third quarter.

Third Quarter 2026 Segment Results (vs Q3 2025)
U.S.: In the U.S. segment, net revenue declined by 25.6% to $160.9 million, driven by refranchising efforts associated with our turnaround plan. Organic revenue increased by 0.9% year over year, driven by growth in fresh delivery and digital.

U.S. Adjusted EBITDA decreased by 34.0% to $13.9 million and Adjusted EBITDA margin declined approximately 110 basis points to 8.6%, primarily driven by the $9.3 million cybersecurity insurance recovery in the prior year third quarter and refranchising transactions completed in the first quarter of 2026. Excluding the $9.3 million cybersecurity insurance recovery in the year ago period, Adjusted EBITDA increased $2.2 million, and Adjusted EBITDA margin improved 320 basis points, driven by increased profitability associated with our turnaround plan.

International: In the International segment, net revenue decreased by 12.0% to $123.5 million, due primarily to refranchising Japan, partially offset by foreign currency translation impacts. Organic revenue decreased by 5.4%, due primarily to declines in the U.K, partially offset by an increase in Canada.

International segment Adjusted EBITDA decreased by 13.2% to $20.1 million driven by the refranchising of Japan. Adjusted EBITDA margin decreased by 20 basis points to 16.3%.

Market Development: In the Market Development segment, net revenue increased by 135.3% to $44.4 million, driven primarily by the significant positive impact of the refranchisings in the first quarter of 2026. Organic revenue increased by 14.0%, due primarily to growth in royalty revenues in the U.S., Middle East, Japan and Brazil.

Market Development Adjusted EBITDA increased by 54.0% to $18.5 million, primarily due to the WKS Refranchising and the Japan refranchising. Adjusted EBITDA margin decreased 2,190 basis points to 41.6%, driven by changes in the regional mix of increased lower-margin U.S. franchised sales, associated with the refranchising transactions.

Balance Sheet and Capital Expenditures
During the first three quarters of 2026, the Company spent $28.6 million, or 2.8% of net revenue, on capital expenditures, as it continues to primarily invest in repairs and maintenance of existing infrastructure, while leveraging excess capacity for growth where available. Year to date, the Company’s capital expenditures declined 64.6% versus $80.8 million in the first three quarters of 2025.

As of the end of the third quarter of 2026, the Company’s net leverage ratio was 5.5x, reflecting a 1.2x reduction compared to end of the fourth quarter of 2025. The Company had total available liquidity of $250.5 million as of September 27, 2026, which includes $30.3 million of cash and cash equivalents as well as undrawn capacity of $220.2 million under its credit facilities. The Company remains in compliance with all financial covenants as of September 27, 2026.

Refranchising
Krispy Kreme set a goal of completing two to three international refranchising deals in 2026. The Company completed the refranchising of Japan and is pursuing at least one more international refranchising deal this year. The Company completed the refranchising of the western U.S. joint venture with WKS. As Krispy Kreme evaluates additional refranchising opportunities, it remains focused on identifying the right partners both in international markets and the U.S. to maximize value and position the Company for long-term growth. Additionally, Krispy Kreme entered into a development agreement with an existing franchisee to open 33 doughnut shops across the New York City metropolitan area over the next five years.

For fiscal 2025, approximately 25% of the Company’s systemwide sales came from franchise-operated locations. During the third quarter, approximately 42% of systemwide sales are generated through franchised locations. Through additional refranchising efforts, the Company’s goal remains to reach approximately 50% of systemwide sales generated by franchisees beginning fiscal 2027.

2026 Financial Outlook
The Company is updating certain of its previously provided annual financial guidance as set forth below. This guidance includes the impact of the refranchising transactions described above, but does not include any additional refranchising transactions in 2026:
•Increasing and narrowing net revenue to $1.35 billion to $1.40 billion from $1.25 billion to $1.35 billion previously
•Systemwide sales up 2% to 4% year over year in constant currency, from $1.96 billion in 2025
•Open at least 100 shops, nearly all of which are expected to be franchised
•Adjusted EBITDA(1) of $140 million to $150 million
◦Represents an increase of $25 to $35 million year over year compared to 2025 when excluding the $14.1 million cyber insurance recovery in 2025 and an estimated $11 million(2) of Adjusted EBITDA from operations that were refranchised in March 2026.
•Reducing and narrowing capital expenditures to $40 million to $45 million from $50 million to $60 million previously
•Free cash flow(1) of more than $15 million
•Net leverage ratio(1) below 5.5x

(1) Non-GAAP figures. The Company does not reconcile forward-looking non-GAAP measures. See “Key Performance Indicators and Non-GAAP Measures.”
(2) Reflects management’s estimate of the historical Adjusted EBITDA contributed in fiscal 2025 by the Company’s operations in Japan and the western U.S. joint venture with WKS (which were refranchised March 2 and March 23, 2026, respectively), net of management's estimate of the Adjusted EBITDA they would have contributed as refranchised businesses from March 3 and March 31, 2025, respectively, to December 28, 2025. Management believes this estimate makes it easier for investors to better understand the Company’s 2026 Adjusted EBITDA outlook.

Definitions
The following definitions apply to terms used throughout this press release:
•Systemwide Sales: Reflects global sales in U.S. dollars on a nominal basis of all Krispy Kreme products, whether operated by the Company or franchisees, excluding mix, equipment, and royalty revenue. Sales from franchisees are reported to the Company by such franchisees and are not included in Company revenues. Growth in systemwide sales represents the change in one period from the same period in the prior year on a constant currency basis. The Company believes systemwide sales information is important because it is indicative of the health of the Company’s brand and aids in understanding the Company’s financial performance.
•Global Points of Access: Reflects all locations at which fresh doughnuts can be purchased. The Company defines global points of access to include all Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, and fresh delivery doors (which includes Krispy Kreme branded cabinets and merchandising units within high traffic grocery and convenience stores, quick service or fast casual restaurants, club memberships, and drug stores), and other points at which fresh doughnuts can be purchased at both Company-owned and franchise locations as of the end of the applicable reporting period. The Company monitors global points of access as a metric that informs the growth of our omni-channel presence over time and believe this metric is useful to investors to understand our footprint in each of our segments and by asset type.
•Hubs: Reflects locations where fresh doughnuts are produced and processed for sale at any global point of access. The Company defines hubs to include self-sustaining Hot Light Theater Shops and Doughnut Factories, at both Company-owned and franchise locations as of the end of the applicable reporting period.
•Hubs with Spokes: Reflects hubs currently producing fresh doughnuts for other Fresh Shops, Carts and Food Trucks, or fresh delivery doors, and excludes hubs not currently producing fresh doughnuts for other shops, Carts and Food Trucks, or fresh delivery doors.
•Sales Per Hub: Sales per hub equals fresh revenues from hubs with spokes, divided by the average number of hubs with spokes at the end of each of the five most recent quarters.
•Fresh Revenues from Hubs with Spokes: Fresh revenues is a measure focused on the Krispy Kreme doughnut business and includes product sales generated from our Hot Light Theater Shops, Fresh Shops, Carts and Food Trucks, fresh delivery doors, and digital channels and excludes sales from Cookie Bakeries and Branded Sweet Treats (through the date of the Insomnia Cookies Holdings, LLC (“Insomnia Cookies”) deconsolidation and Branded Sweet Treats exit, respectively). Fresh revenues from hubs with spokes equals the fresh revenues derived from hubs with spokes.
•Free Cash Flow: Defined as cash provided by operating activities less purchases of property and equipment.

Conference Call
Krispy Kreme will host a public conference call and webcast at 8:00 AM Eastern Time today to discuss its results for the third quarter 2026. A slide presentation will be available prior to the start on the investor relations section of the Company’s website at investors.krispykreme.com.

To listen to the live webcast and Q&A, visit the Krispy Kreme investor relations website at investors.krispykreme.com. A replay of the webcast will be available on the website within 24 hours after the call. This earnings release and related materials will also be available on the investor relations section of the Company’s website.

About Krispy Kreme
Headquartered in Charlotte, N.C., Krispy Kreme is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in more than 40 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a growing digital business. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme and www.X.com/KrispyKreme.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of forward-looking terminology, including terms such as “plan,” “believe,” “may,” “continue,” “guidance,” “outlook,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “goal,” “seek,” “pursue,” “strive,” “look forward,” or the negative of these words, comparable terminology, or other references to future periods; however, statements may be forward-looking whether or not these terms or their negatives are used. Forward-looking statements are not a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our actual results could differ materially from the forward-looking statements included in this press release. We consider the assumptions and estimates on which forward-looking statements are based to be reasonable, but they are subject to various risks and uncertainties relating to our operations, financial results, financial conditions, business, prospects, future plans and strategies, projections, liquidity, the economy, and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors could cause our actual results to differ materially from those contained in forward-looking statements including, without limitation: food safety issues, including risks of food-borne illnesses, tampering, contamination, and cross-contamination; impacts from any material failure, inadequacy, or interruption of our information technology systems, including breaches or failures of such systems or other cybersecurity or data security-related incidents; our ability to execute our business strategy, including our turnaround plan and growth through international development with strategic partners and profitable expansion of our fresh delivery and digital channels; our ability to realize the anticipated benefits from past or potential future strategic transactions (including refranchising); failure by our franchisees, subfranchisees, or third-party service providers to operate effectively and in compliance with our standards and applicable law; any harm to our reputation or brand image; negative impacts on our business due to changes in consumer spending habits, consumer preferences, or demographic trends; our ability to open new and maintain existing shops and points of access both domestically and internationally; disruptions to our and our franchisees’ supply chain, including the loss of or failure to perform by single-source or limited suppliers, vendors, distributors, or manufacturers; our significant indebtedness and our ability to meet the financial and other covenants under our credit facilities; changes in the cost of raw materials and fuel or other commodities, including due to import and export requirements (including tariffs), inflation, fluctuations in foreign exchange rates, or heightened geopolitical tensions (including the recent Iran conflict); our ability to recruit and retain key personnel; failure to develop or maintain effective internal control over financial reporting or disclosure controls and procedures; adverse regulatory actions or publicity concerning food or occupational safety, food quality, health, and other issues or regulatory investigations, enforcement actions, or material litigation; and other risks and uncertainties described under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other filings the Company makes from time to time with the SEC. These forward-looking statements are made only as of the date of this document, and we undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events, or otherwise, except as may be required by law.

Key Performance Indicators and Non-GAAP Measures
This press release includes certain financial information that is not presented in conformity with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP and operating measures include organic revenue growth/(decline), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net loss, diluted, Adjusted EPS, free cash flow, net debt, fresh revenue from hubs with spokes, sales per hub and systemwide sales. We believe these non-GAAP and operating measures are useful in evaluating our operating performance. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying business, and they are consistent with how business performance is planned, reported and assessed internally by management and the Company’s Board of Directors. We monitor the key business metrics and non-GAAP metrics set forth herein to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. These non-GAAP and operating measures are not standardized, and it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names, limiting their usefulness as comparative measures. Other companies may calculate similarly titled financial measures differently than we do or may not calculate them at all. Additionally, the non-GAAP financial measures are not measurements of financial performance under GAAP or a substitute for results reported under GAAP. In order to facilitate a clear understanding of our consolidated historical operating results, we urge you to review our non-GAAP financial measures in conjunction with the Company’s financial statements and not to rely on any single financial measure.

The Company does not provide reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those reflected in our reconciliation of historic numbers. The variability of these items is unpredictable and may have a significant impact on the forward-looking non-GAAP financial measures presented.

See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

Krispy Kreme, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Three Quarters Ended
	September 27, 2026 (13 weeks)	September 28, 2025 (13 weeks)	September 27, 2026 (39 weeks)	September 28, 2025 (39 weeks)
Net revenues
Product sales	$313,618	$365,701	$986,730	$1,103,557
Royalties and other revenues	15,140	9,597	40,057	26,692
Total net revenues	328,758	375,298	1,026,787	1,130,249
Product and distribution costs	85,806	96,214	260,173	279,577
Operating expenses	151,225	195,939	498,200	605,494
Selling, general and administrative expense	54,628	49,393	166,356	171,718
Marketing expenses	10,346	11,796	31,551	34,220
Pre-opening costs	5	666	199	3,066
Goodwill and other asset impairments	6,409	4,805	12,535	411,899
Gain on refranchising, net	—	—	(8,885)	—
Other expense/(income), net	2,576	(9,781)	4,374	(16,854)
Depreciation and amortization expense	26,728	33,446	85,850	103,129
Operating loss	(8,965)	(7,180)	(23,566)	(462,000)
Interest expense, net	13,189	16,358	42,188	49,250
Loss on divestiture of Insomnia Cookies	—	—	—	11,501
Other non-operating expense/(income), net	22	(591)	(398)	(2,161)
Loss before income taxes	(22,176)	(22,947)	(65,356)	(520,590)
Income tax benefit	(8,861)	(2,816)	(9,537)	(25,936)
Net loss	(13,315)	(20,131)	(55,819)	(494,654)
Net income/(loss) attributable to noncontrolling interest	43	(687)	634	(6,666)
Net loss attributable to Krispy Kreme, Inc.	$(13,358)	$(19,444)	$(56,453)	$(487,988)
Net loss per share:
Common stock — Basic	$(0.08)	$(0.11)	$(0.36)	$(2.88)
Common stock — Diluted	$(0.08)	$(0.11)	$(0.36)	$(2.88)
Weighted average shares outstanding:
Basic	173,478	171,164	172,692	170,752
Diluted	173,478	171,164	172,692	170,752

Krispy Kreme, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	As of
	(Unaudited) September 27, 2026	December 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$30,293	$42,390
Restricted cash	475	501
Accounts receivable, net	77,438	61,611
Inventories	31,176	26,877
Taxes receivable	13,974	10,854
Current assets held for sale	3,495	13,294
Prepaid expenses and other current assets	24,018	18,927
Total current assets	180,869	174,454
Property and equipment, net	363,588	460,935
Goodwill, net	670,553	712,264
Other intangible assets, net	721,609	797,749
Operating lease right of use assets, net	347,544	395,523
Investments in unconsolidated entities	21,459	7,413
Noncurrent assets held for sale	—	31,056
Other assets	53,801	13,565
Total assets	$2,359,423	$2,592,959
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$58,233	$65,977
Current operating lease liabilities	48,098	51,213
Accounts payable	141,438	134,384
Accrued liabilities	103,885	99,805
Current liabilities held for sale	—	13,535
Structured payables	115,192	92,366
Total current liabilities	466,846	457,280
Long-term debt, less current portion	809,671	911,852
Noncurrent operating lease liabilities	349,199	395,895
Deferred income taxes, net	87,314	96,236
Noncurrent liabilities held for sale	—	11,816
Other long-term obligations and deferred credits	30,332	42,919
Total liabilities	1,743,362	1,915,998
Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest	—	24,181
Total mezzanine equity	—	24,181
Shareholders’ equity:
Common stock, $0.01 par value; 300,000 shares authorized as of both September 27, 2026 and December 28, 2025; 173,714 and 171,555 shares issued and outstanding as of September 27, 2026 and December 28, 2025, respectively	1,735	1,716
Additional paid-in capital	1,479,210	1,473,644
Shareholder note receivable	(1,140)	(1,791)
Accumulated other comprehensive income/(loss), net of income tax	12,329	(2,059)
Retained deficit	(877,840)	(821,387)
Total shareholders’ equity attributable to Krispy Kreme, Inc.	614,294	650,123
Noncontrolling interest	1,767	2,657
Total shareholders’ equity	616,061	652,780
Total liabilities, mezzanine equity, and shareholders’ equity	$2,359,423	$2,592,959

Krispy Kreme, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Quarters Ended
	September 27, 2026 (39 weeks)	September 28, 2025 (39 weeks)
CASH FLOWS PROVIDED BY/(USED FOR) OPERATING ACTIVITIES:
Net loss	$(55,819)	$(494,654)
Adjustments to reconcile net loss to net cash provided by/(used for) operating activities:
Depreciation and amortization expense	85,850	103,129
Deferred and other income taxes	(13,473)	(37,396)
Goodwill impairment	—	355,958
Other asset impairments and lease termination charges	12,535	55,941
Loss on disposal of property and equipment	1,850	1,466
Loss on divestiture of Insomnia Cookies	—	11,501
Gain on refranchising, net	(8,885)	(1,063)
Gain on acquisition of equity method investment	(416)	—
Gain on sale-leaseback	—	(6,749)
Share-based compensation	12,702	8,011
Change in accounts and notes receivable allowances	3,825	1,080
Inventory write-off	(265)	6,418
Other	882	317
Change in operating assets and liabilities, excluding business acquisitions and divestitures, and foreign currency translation adjustments:
Accounts receivable	(28,079)	11,426
Inventories	(10,138)	(20,074)
Accounts payable	(8,334)	3,627
Other current and non-current assets	37,572	10,721
Operating lease assets and liabilities	(7,620)	(852)
Accrued liabilities	16,554	(21,305)
Other long-term obligations and deferred credits	(20,071)	1,403
Net cash provided by/(used for) operating activities	18,670	(11,095)
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
Purchase of property and equipment	(28,639)	(80,844)
Proceeds from disposals of assets	256	—
Proceeds from sale-leaseback	—	10,882
Net proceeds from refranchising transactions	111,411	—
Purchase/proceeds of equity method investment	546	(2,998)
Purchase of minority interests	(2,600)	—
Net proceeds from divestiture of Insomnia Cookies	—	75,000
Principal payments received from loans to franchisees	—	1,202
Purchase of redeemable noncontrolling interest	(25,106)	—
Other investing activities	—	177
Net cash provided by investing activities	55,868	3,419
CASH FLOWS (USED FOR)/PROVIDED BY FINANCING ACTIVITIES:
Proceeds from the issuance of debt	230,800	661,026
Repayment of long-term debt and lease obligations	(339,996)	(606,581)
Payment of financing costs	—	(825)
Proceeds from structured payables	183,989	242,350
Payments on structured payables	(161,302)	(270,418)
Capital contribution by shareholders, net of loans issued	260	—
Distribution to shareholders	—	(11,934)
Payments for repurchase and retirement of common stock	(735)	(1,184)
Distribution to noncontrolling interest	219	(36)
Net cash (used for)/provided by financing activities	(86,765)	12,398
Effect of exchange rate changes on cash, cash equivalents and restricted cash	104	(2,885)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(12,123)	1,837
Cash, cash equivalents and restricted cash at beginning of period	42,891	29,315
Cash, cash equivalents and restricted cash at end of period	$30,768	$31,152

Krispy Kreme, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)

We define “Adjusted EBITDA” as earnings before interest expense, net, income tax expense, and depreciation and amortization, with further adjustments for share-based compensation, certain strategic initiatives, acquisition and integration expenses, and certain other non-recurring, infrequent, or non-core income and expense items. Adjusted EBITDA, both on a consolidated and at the segment level, is a principal metric that management uses to monitor and evaluate operating performance and provides a consistent benchmark for comparison across reporting periods. “Adjusted EBITDA margin” reflects Adjusted EBITDA as a percentage of net revenues.
We define “Adjusted net income/(Loss), diluted” as net loss attributable to common shareholders, Adjusted for share-based compensation, certain strategic initiatives, acquisition and integration expenses, amortization of acquisition-related intangibles, the tax impact of adjustments, and certain other non-recurring, infrequent, or non-core income and expense items. “Adjusted EPS” is Adjusted net income/(Loss), diluted converted to a per share amount.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income/(Loss), diluted, and Adjusted EPS have certain limitations, including adjustments for income and expense items that are required by GAAP. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments in this presentation, such as share-based compensation. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using these non-GAAP measures supplementally.

	Quarter Ended		Three Quarters Ended
(in thousands)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net loss	$(13,315)	$(20,131)	$(55,819)	$(494,654)
Interest expense, net	13,189	16,358	42,188	49,250
Income tax benefit	(8,861)	(2,816)	(9,537)	(25,936)
Share-based compensation	4,776	774	12,702	8,011
Employer payroll taxes related to share-based compensation	210	26	282	283
Loss on divestiture of Insomnia Cookies	—	—	—	11,501
Goodwill impairment	—	—	—	355,958
Other non-operating expense/(income), net(1)	22	(591)	(398)	(2,161)
Strategic initiatives(2)	4,710	11,858	15,029	37,078
Acquisition and integration expenses(3)	503	—	2,505	(111)
New market penetration expenses(4)	9	208	9	528
Shop closure expenses, net(5)	4,012	502	6,701	36,497
Restructuring and severance expenses(6)	—	522	427	5,469
Gain on sale-leaseback	—	—	—	(6,749)
Gain on refranchising(7)	—	(1,063)	(8,885)	(1,063)
Other(8)	3,276	1,504	6,108	7,658
Amortization of acquisition related intangibles(9)	6,165	7,901	20,129	23,392
Depreciation expense and amortization of right of use assets	20,563	25,545	65,721	79,737
Consolidated Adjusted EBITDA	$35,259	$40,597	$97,162	$84,688

	Quarter Ended		Three Quarters Ended
(in thousands)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Segment Adjusted EBITDA:
U.S.	$13,861	$21,010	$53,162	$46,851
International	20,094	23,157	48,748	56,275
Market Development	18,468	11,994	49,488	31,989
Corporate	(17,164)	(15,564)	(54,236)	(50,427)
Consolidated Adjusted EBITDA	$35,259	$40,597	$97,162	$84,688

	Quarter Ended		Three Quarters Ended
(in thousands, except per share amounts)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net loss	$(13,315)	$(20,131)	$(55,819)	$(494,654)
Share-based compensation	4,776	774	12,702	8,011
Employer payroll taxes related to share-based compensation	210	26	282	283
Loss on divestiture of Insomnia Cookies	—	—	—	11,501
Goodwill impairment	—	—	—	355,958
Other non-operating (income)/expense, net (1)	22	(591)	(398)	(2,161)
Strategic initiatives (2)	4,710	11,858	15,029	37,078
Acquisition and integration expenses (3)	503	—	2,505	(111)
New market penetration expenses (4)	9	208	9	528
Shop closure expenses, net (5)	4,012	502	6,701	36,497
Restructuring and severance expenses (6)	—	522	427	5,469
Gain on sale-leaseback	—	—	—	(6,749)
Gain on refranchising (7)	—	(1,063)	(8,885)	(1,063)
Other (8)	3,276	1,504	6,108	7,658
Amortization of acquisition related intangibles (9)	6,165	7,901	20,129	23,392
Tax impact of adjustments (10)	8,776	(763)	8,612	(21,014)
Tax specific adjustments (11)	(9,199)	—	(10,001)	—
Net income/(loss) attributable to noncontrolling interest	(43)	687	(634)	6,666
Adjusted net income/(loss) attributable to common shareholders - Basic	$9,902	$1,434	$(3,233)	$(32,711)
Additional income attributed to noncontrolling interest due to subsidiary potential common shares	—	(6)	—	(3)
Adjusted net income/(loss) attributable to common shareholders - Diluted	$9,902	$1,428	$(3,233)	$(32,714)
Basic weighted average common shares outstanding	173,478	171,164	172,692	170,752
Dilutive effect of outstanding common stock options, RSUs, and PSUs	2,763	1,402	—	—
Diluted weighted average common shares outstanding	176,241	172,566	172,692	170,752
Adjusted net income/(loss) per share attributable to common shareholders:
Basic	$0.06	$0.01	$(0.02)	$(0.19)
Diluted	$0.06	$0.01	$(0.02)	$(0.19)
(1)Primarily foreign translation gains and losses in each period. The three quarters ended September 28, 2025 also include equity method income from Insomnia Cookies following the divestiture of a controlling interest in Insomnia Cookies during fiscal 2024 until the sale of our remaining interest in the second quarter of fiscal 2025.
(2)The quarter and three quarters ended September 27, 2026 consist primarily of $1.3 million and $7.6 million, respectively, of costs associated with the evaluation and execution of refranchising certain equity markets as well as $1.6 million and $5.8 million, respectively, in costs associated with the transition to third-party logistics in the U.S.; of that amount $1.1 million and $4.4 million, respectively, is related to non-cash impairments. The quarter and three quarters ended September 28, 2025 consist primarily of $9.9 million and $33.2 million, respectively, of costs associated with preparing for and executing the U.S. national expansion.
(3)Consists of acquisition and integration-related costs in connection with the Company’s business and franchise acquisitions, including legal, due diligence, and advisory fees incurred in connection with acquisition and integration-related activities for the applicable period.
(4)Consists of start-up costs associated with entry into new countries in which the Company’s brands had not previously operated, including Brazil and Spain.
(5)Includes lease termination costs, impairment charges, and loss on disposal of property, plant and equipment.
(6)The quarter and three quarters ended September 27, 2026 consist primarily of costs associated with restructuring the Australia and New Zealand business. The quarter and three quarters ended September 28, 2025 consist primarily of costs associated with restructuring of the U.S. and U.K. businesses.
(7)Includes gains and losses on the deconsolidation of assets and liabilities associated with the refranchising of Krispy Kreme shops.
(8)The quarter and three quarters ended September 27, 2026 consist primarily of $1.6 million and $3.2 million, respectively, of legal fees primarily related to litigation matters, as well as $1.1 million of costs for the quarter and three quarters ended September 27, 2026, associated with the execution of the turnaround plan. The quarter and three quarters ended September 28, 2025 consist primarily of $1.5 million and $6.8 million, respectively, in costs related to remediation of the 2024 Cybersecurity Incident, including fees for cybersecurity experts and other advisors.
(9)Consists of amortization related to acquired intangible assets as reflected within depreciation and amortization in the Condensed Consolidated Statements of Operations.
(10)Tax impact of adjustments calculated applying the applicable statutory rates. The quarter and three quarters ended September 27, 2026 and September 28, 2025 also include the impact of disallowed executive compensation expense.
(11)Consists primarily of the settlement of previously unrecognized tax benefits, unrelated to ongoing operations of $9.2 million and $10.0 million for the quarter and three quarters ended September 27, 2026, respectively.

Krispy Kreme, Inc.
Segment Reporting (Unaudited)
(in thousands, except percentages or otherwise stated)

	Quarter Ended		Three Quarters Ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Net revenues:
U.S.	$160,876	$216,187	$555,106	$682,830
International	123,476	140,237	366,076	392,627
Market Development	44,406	18,874	105,605	54,792
Total net revenues	$328,758	$375,298	$1,026,787	$1,130,249
Organic revenue growth/(decline) measures our revenue growth trends excluding the impact of acquisitions, divestitures, and foreign currency, and we believe it is useful for investors to understand the expansion of our global footprint through internal efforts. We define “organic revenue growth/(decline)” as the growth/(decline) in revenues, excluding (i) the impact of revenues of acquired shops owned by us for less than 12 months following their acquisition, (ii) the impact of foreign currency exchange rate changes, (iii) the impact of shop closures related to restructuring programs, (iv) the impact of the divestiture of shops through refranchising, and (v) the impact of revenues generated during the 53rd week for those fiscal years that have a 53rd week based on our fiscal calendar.

Q3 2026 Organic Revenue (in thousands, except percentages)	U.S.	International	Market Development	Total Company
Total net revenues in third quarter of fiscal 2026	$160,876	$123,476	$44,406	$328,758
Total net revenues in third quarter of fiscal 2025	216,187	140,237	18,874	375,298
Total net revenues (decline)/growth	(55,311)	(16,761)	25,532	(46,540)
Total net revenues (decline)/growth %	(25.6)%	(12.0)%	135.3%	(12.4)%
Less: Impact of refranchising	(56,698)	(14,761)	17,623	(53,836)
Adjusted net revenues in third quarter of fiscal 2025	159,489	125,476	36,497	321,462
Adjusted net revenue (decline)/growth	1,387	(2,000)	7,909	7,296
Adjusted net revenue (decline)/growth %	0.9%	(1.6)%	21.7%	2.3%
Impact of acquisitions	—	—	(2,855)	(2,855)
Impact of foreign currency translation	—	(4,737)	45	(4,692)
Organic revenue (decline)/growth	$1,387	$(6,737)	$5,099	$(251)
Organic revenue (decline)/growth %	0.9%	(5.4)%	14.0%	(0.1)%

Fresh revenues from hubs with spokes and sales per hub are defined above.

	Trailing Four Quarters Ended	Fiscal Year Ended
(in thousands, unless otherwise stated)	September 27, 2026	December 28, 2025	December 29, 2024
U.S.:
Revenues	$785,326	$913,050	$1,058,736
Non-fresh revenues (1)	(2,445)	(2,454)	(3,161)
Fresh revenues from Insomnia Cookies and hubs without spokes (2)	(129,346)	(154,151)	(307,665)
Fresh revenues from hubs with spokes	653,535	756,445	747,910
Sales per hub (millions) (3)	5.3	4.7	4.9

International:
Fresh revenues from hubs with spokes (4)	$508,539	$535,088	$519,102
Sales per hub (millions) (5)	9.4	9.7	9.9
(1)Includes licensing royalties from customers for use of the Krispy Kreme brand.
(2)Includes Insomnia Cookies revenues (through the date of deconsolidation of July 14, 2024) and fresh revenues generated by hubs without spokes.
(3)Includes operations of the joint venture in the western U.S. through the date of deconsolidation of March 23, 2026.
(4)Total International net revenues is equal to fresh revenues from hubs with spokes for that business segment.
(5)International sales per hub comparative data has been restated in constant currency based on current exchange rates and includes operations in Japan through the date of deconsolidation of March 2, 2026.

Krispy Kreme, Inc.
Global Points of Access (Unaudited)

	Global Points of Access
	Quarter Ended		Fiscal Year Ended
	September 27, 2026	September 28, 2025	December 28, 2025
U.S.: (1)
Hot Light Theater Shops	176	235	235
Fresh Shops	46	69	68
Fresh Delivery Doors	6,240	6,971	7,160
Total	6,462	7,275	7,463
International: (1)
Hot Light Theater Shops	47	52	52
Fresh Shops	449	524	527
Carts, Food Trucks, and Other(2)	18	17	18
Fresh Delivery Doors	3,983	4,292	4,225
Total	4,497	4,885	4,822
Market Development: (1)
Hot Light Theater Shops	176	111	113
Fresh Shops	1,304	1,125	1,130
Carts, Food Trucks, and Other(1)	31	31	29
Fresh Delivery Doors	3,419	1,424	1,637
Total	4,930	2,691	2,909
Total Global Points of Access (as defined)	15,889	14,851	15,194
Total Hot Light Theater Shops	399	398	400
Total Fresh Shops	1,799	1,718	1,725
Total Shops	2,198	2,116	2,125
Total Carts, Food Trucks, and Other	49	48	47
Total Fresh Delivery Doors	13,642	12,687	13,022
Total Global Points of Access (as defined)	15,889	14,851	15,194
(1)During the first quarter of fiscal 2026, certain points of access moved from the U.S. and International segments to the Market Development segment.
(2)Carts and Food Trucks are non-producing, mobile (typically on wheels) facilities without walls or a door where product is received from a Hot Light Theater Shop or Doughnut Factory. Other includes a vending machine. Points of Access in this category are primarily found in international locations in airports and train stations.

Krispy Kreme, Inc.
Global Hubs (Unaudited)

	Hubs
	Quarter Ended		Fiscal Year Ended
	September 27, 2026	September 28, 2025	December 28, 2025
U.S.: (1)
Hot Light Theater Shops (2)	145	223	223
Doughnut Factories	6	6	6
Total	151	229	229
Hubs with Spokes	98	157	159
Hubs without Spokes	53	72	70
International: (1)
Hot Light Theater Shops (2)	41	43	43
Doughnut Factories	11	14	14
Total	52	57	57
Hubs with Spokes	52	57	57
Market Development: (1)
Hot Light Theater Shops (2)	170	109	111
Doughnut Factories	30	26	26
Total	200	135	137
Total Hubs (3)	403	421	423
(1)During the first quarter of fiscal 2026, certain Hubs moved from the U.S. and International segments to the Market Development segment.
(2)Includes only Hot Light Theater Shops and excludes Mini Theaters. A Mini Theater is a Spoke location that produces some doughnuts for itself and also receives doughnuts from another producing location.
(3)The decrease in total Hubs is driven by Hub optimization in the U.S.

Krispy Kreme, Inc.
Free Cash Flow, Net Debt and Leverage (Unaudited)
(in thousands, except leverage ratio)

	Three Quarters Ended
	September 27, 2026 (39 weeks)	September 28, 2025 (39 weeks)
Net cash provided by/(used for) operating activities	$18,670	$(11,095)
Less: Purchase of property and equipment	(28,639)	(80,844)
Free cash flow	$(9,969)	$(91,939)

	As of
	(Unaudited) September 27, 2026		December 28, 2025
Current portion of long-term debt	$58,233		$65,977
Long-term debt, less current portion	809,671		911,852
Total long-term debt, including debt issuance costs	867,904		977,829
Add back: Debt issuance costs	1,899		2,904
Total long-term debt, excluding debt issuance costs	869,803		980,733
Less: Cash and cash equivalents	(30,293)		(42,390)
Net debt	$839,510		$938,343
Adjusted EBITDA - trailing four quarters	152,727		140,253
Net leverage ratio	5.5	x	6.7	x
Category: Financial News

Investor Relations and Media
Steve West
Vice President, Investor Relations
investors@krispykreme.com

ICR for Krispy Kreme, Inc.
krispykreme@icrinc.com
Source: Krispy Kreme